September 10, 2014
HollyFrontier Corporation Announces New Chief Operating Officer
DALLAS, September 10, 2014 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") is pleased to announce the appointment of George Damiris, currently Senior Vice President, Supply & Marketing, to the position of Executive Vice President and Chief Operating Officer of the Company.
Mike Jennings, President and Chief Executive Officer, said, “George has been a key member of our leadership team and has been instrumental to our success since 2007. His knowledge of the company’s operations and relationships both inside and outside the company will be invaluable in his expanded role. In addition, George has a deep understanding of HollyFrontier’s crude and products logistics business, where we expect substantial growth.”
Mr. Damiris has been Senior Vice President, Supply & Marketing since January 2008. He joined the Company in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries where he was responsible for managing various refining, chemical, trading and financial businesses. Mr. Damiris began his career in 1981 with British Petroleum progressing through various engineering, operations, and commercial roles. He has both a B.S. in Chemical Engineering and an M.B.A. from Case Western Reserve University.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also currently owns a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
Information about the Company may be found on its website at www.hollyfrontier.com.

HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
Vice President, Investor Relations
or
Blake Barfield, 214-954-6510
Investor Relations